[DECHERT LLP LETTERHEAD]

July 28, 2014

Russell Exchange Traded Funds Trust

1301 Second Avenue, 18th Floor

Seattle, Washington 98101

Re:	Registration Statement on Form N-1A

Dear Sir or Madam:

As counsel for Russell Exchange Traded Funds Trust (the “Trust”), we are familiar with the registration of the Trust under the Investment Company Act of 1940, as amended (the “1940 Act”) (File No. 811-22320), and Post-Effective Amendment No. 98 to the Trust’s registration statement relating to the shares of beneficial interest (the “Shares”) of one series of the Trust (the “Fund”) being filed under the Securities Act of 1933, as amended (File No. 333-160877) (“Post-Effective Amendment No. 98”). We have also examined such other records of the Trust, agreements, documents and instruments as we deemed appropriate.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to Post-Effective Amendment No. 98, when effective, will have been duly authorized and, when sold in accordance with the terms of Post-Effective Amendment No. 98 and the requirements of applicable federal and state law and delivered by the Fund against receipt of the net asset value of the Shares, will have been legally issued, fully paid and non-assessable by the Fund.

We consent to the filing of this opinion on behalf of the Trust with the Securities and Exchange Commission in connection with the filing of Post-Effective Amendment No. 98.

Very truly yours,

/s/ Dechert LLP